UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                            Commission File Number 333-19591

      AMRESCO Commercial Mortgage Funding I Corporation
   (Exact name of registrant as specified in its charter)

Suite 2400, L.B. No. 342, 700 North Pearl Street, Dallas,
Texas  75201, (214) 953-7700
(Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

AMRESCO Commercial Mortgage Funding I Corporation Mortgage
Pass-Through Certificates, Series 1997-C1, Class A-1, Class
A-2, Class A-3, Class B, Class C, Class D, Class E, Class F
  (Title of each class of securities covered by this Form)

                     None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)                Rule 12h-3(b)(1)(i)
     Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(ii)               Rule 12h-39b)(2)(ii)
                                        Rule 15d-6 x


  Approximate number of holders of record as of the certification or notice date: 1 of record (56 beneficial holders)

  Pursuant to the requirements of the Securities Exchange
Act of 1934 AMRESCO Commercial Mortgage Funding I
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 AMRESCO Services, L.P., as agent
                                 and attorney-in-fact for
Date:    January 26, 1999   :    AMRESCO Commercial Mortgage Funding
                                 I Corporation




                      By:______________________________________________
                         Daniel B. Kirby, Senior Vice President




                     By:______________________________________________
                        John W. Benson, Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 in the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission these copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.